UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2009

HEMAGEN DIAGNOSTICS, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	1-11700	04-2869857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )
9033 Red Branch Road, Columbia, MD
21045
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (410) 740-3198

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 30, 2009, the Registrant and its subsidiary Reagents Applications, Inc. entered into a Seventh Modification and Amendment Agreement with Bay National Bank (the “Amendment”). The Amendment renews effective March 31, 2009 the obligations of the parties to the Loan and Security Agreement dated September 26, 2002 through March 2010 subject to the renewal or recapitalization of the Registrant's bond indebtedness due September 30, 2009. The Amendment also adjusts a minimum tangible net worth covenant and the interest rate on terms and conditions set forth in the exhibit filed herewith and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 above is incorporated by reference herein as if fully set forth herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e)  On April 30, 2009, at the Registrant’s Annual Meeting of Stockholders, the Registrant’s stockholders approved an amendment to its 2007 Stock Incentive Plan (as amended and restated, the “Plan”) to increase the number of shares authorized to be issued under such Plan from 1,500,000 to 3,000,000. The amendment to the Plan, as recommended by the Compensation Committee and approved by the Board of Directors, was attached as Annex A to the proxy statement filed with the Securities and Exchange Commission on April 1, 2009. A summary of the Plan’s terms was provided in such proxy statement and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Seventh Modification and Amendment Agreement between Hemagen Diagnostics, Inc., Reagents Applications, Inc. and Bay National Bank dated April 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMAGEN DIAGNOSTICS, INC.

Date: April 30, 2009	By:	/s/William P. Hales
William P. Hales,
President